Exhibit 23.1

Somekh Chaikin KPMG Millennium Tower 17 Ha’arba’a Street, PO Box 609 Tel Aviv 61006 Israel	Telephone Fax Internet	972 3 684 8000 972 3 684 8444 www.kpmg.co.il

Consent of Independent Registered Public Accounting Firm

The Board of Directors

IC Power Ltd.

We consent to the use of our report dated August 27, 2015, with respect to the consolidated statements of financial position of IC Power Ltd. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Somekh Chaikin

Certified Public Accountants (Isr.)

Member Firm of KPMG International

Tel Aviv, Israel

November 2, 2015

Somekh Chaikin, an Israeli partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.